UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 07, 2022

SQZ BIOTECHNOLOGIES COMPANY

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39662	46-2431115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Arsenal Yards Blvd Suite 210
Watertown, Massachusetts		02472
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 758-8672

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SQZ	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 11, 2022, the Board of Directors (the "Board") of SQZ Biotechnologies Company (the "Company") appointed Micah Zajic as the Company's Chief Financial Officer and principal financial officer.

Mr. Zajic has served as the Company's Chief Business Officer since September 2020. Prior to that, from April 2017 to September 2020, Mr. Zajic served as Vice President, Corporate Development at MeiraGTx Limited, a clinical stage gene therapy company. Prior to joining MeiraGTx, from 2014 to April 2017, Mr. Zajic served as Senior Director, Corporate Strategy at Alexion Pharmaceuticals Inc., a global biopharmaceutical company. Mr. Zajic started his career at Morgan Stanley, working in the Global Capital Markets and Investment Banking Division. Mr. Zajic holds a B.A. in Economics from Georgetown University.

In connection with the appointment, the Company entered into an employment agreement (the "Employment Agreement") with Mr. Zajic which provides for "at will" employment and entitles Mr. Zajic to receive a base salary of $415,000 per year and a target bonus amount of 40% of his annual salary. Pursuant to the Employment Agreement, if Mr. Zajic is terminated without “cause” or he resigns for “good reason” (as defined in the Employment Agreement) other than in connection with a change in control of the Company, subject to Mr. Zajic's execution and non-revocation of a separation agreement and release with the Company and compliance with restrictive covenants contained therein, Mr. Zajic will be entitled to receive (i) continued payment of Mr. Zajic's base salary for 9 months, (ii) any unpaid bonus earned for the year prior to the year of termination plus a prorated portion of Mr. Zajic's target annual bonus for the year of termination and (iii) direct payment of or reimbursement for COBRA premiums, less the amount Mr. Zajic would have paid for coverage as an active employee, for up to 9 months. If such a qualifying termination occurs during the 3-month period prior to the date of a change in control of the Company or on or within 18 months following the date of a change in control of the Company, subject to Mr. Zajic’s execution and non-revocation of a separation agreement and release with the Company and compliance with restrictive covenants contained therein, he will be entitled to receive, in lieu of the payments and benefits described above, (a) continued payment of his base salary for 12 months, (b) any unpaid bonus earned for the year prior to the year of termination, a prorated portion of his target annual bonus for the year of termination and a payment equal to 1.0 times Mr. Zajic's target annual bonus for the year of termination, (c) direct payment of or reimbursement for COBRA premiums, less the amount Mr. Zajic would have paid for coverage as an active employee, for up to 12 months and (d) all unvested equity or equity-based awards that vest solely based on Mr. Zajic's continued employment or service with the Company will accelerate and vest in respect of 100% of the shares subject thereto.

Furthermore, pursuant to the Employment Agreement and as approved by the Board, Mr. Zajic also received a stock option to purchase 10,000 shares of the Company's common stock. To the extent permitted by applicable tax law, such options were granted in the form of an incentive stock option pursuant to the Company's 2020 Incentive Award Plan. The options will have a ten-year term and will vest as to one quarter of the shares subject to the option on the first anniversary of the vesting commencement date and as to the remaining shares subject to the option in 36 equal monthly installments thereafter, subject to Mr. Zajic's continued service to the Company. The options have an exercise price per share equal to the closing price of the Company's common stock on the New York Stock Exchange on the grant date.

The foregoing description of the Employment Agreement is a summary only and is qualified in its entirety by reference to the full text of the Employment Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Mr. Zajic has previously entered into a standard indemnification agreement for directors and officers. There are no arrangements or understandings between Mr. Zajic and any other person pursuant to which he was appointed as a Chief Financial Officer and principal financial officer of the Company, nor are there any transactions to which the Company is or was a participant in which Mr. Zajic has a material interest subject to disclosure pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On July 11, 2022, the Company issued a press release announcing Mr. Zajic's appointment as Chief Financial Officer, a copy of which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between SQZ Biotechnologies Company and Micah Zajic, dated July 7, 2022.
99.1	Press release issued by SQZ Biotechnologies Company on July 11, 2022.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SQZ BIOTECHNOLOGIES COMPANY

Date:	July 11, 2022	By:	/s/ Lawrence Knopf
Lawrence Knopf General Counsel